Exhibit 99.1

7500 East Columbia Street Evansville, IN 47715 www.shoecarnival.com (812) 867-6471	W. Kerry Jackson Executive Vice President, Chief Financial Officer and Treasurer
FOR IMMEDIATE RELEASE

Shoe Carnival Announces Mark Lemond to Retire as CEO Cliff Sifford, 15-Year Executive at the Company, Appointed Successor Company Reaffirms Third Quarter Sales and Earnings Outlook

Evansville, Indiana, October 17, 2012 - Shoe Carnival, Inc. (NASDAQ: SCVL) a leading retailer of value-priced footwear and accessories, announced today that Mark L. Lemond is retiring for health reasons from his positions as president, chief executive officer and director  effective October 27, 2012.

The Company also announced several promotions of its senior executives effective October 27, 2012 to reallocate key responsibilities.  Clifton E. Sifford, currently Executive Vice President – General Merchandise Manager, will succeed Mr. Lemond as President and Chief Executive Officer, on a permanent basis, and will also have the title of Chief Merchandising Officer.  Mr. Sifford will join the Board of Directors effective October 27, 2012.  W. Kerry Jackson, currently Executive Vice President – Chief Financial Officer and Treasurer, will assume the additional position of Chief Operating Officer.  Timothy T. Baker, who is Executive Vice President – Store Operations, will also oversee all real estate operations at the Company.

"The Board of Directors is grateful to Mark for his many years of leadership," said Wayne Weaver, chairman of the board of the Company.  "Mark's contributions have helped make Shoe Carnival the successful and innovative retailer that it is today.  The Board and management team join me in wishing him a return to full health and good luck with any future pursuits."

Mr. Lemond said, "Due to certain health reasons and my desire to spend more time with my family, I have decided to retire at the end of this fiscal quarter.  It has been my great pleasure to have been associated with this company for nearly 25 years and to have been its CEO for 16 years.  In my opinion, we have assembled the best executive management team in the retail footwear industry.  I am proud of our record of accomplishments and am confident that team will continue to drive this company forward to realize its full potential."

Mr. Weaver added, "As Mark said, we are fortunate to have a highly-experienced team of senior executives, one that is highly-regarded in the industry.  The Board has full confidence in Cliff, Kerry and Tim's ability to continue and surpass the many accomplishments that were achieved during Mark's tenure."

The Company also reaffirmed that it expects its third quarter net sales to be in the range of $240 to $245 million with a comparable store sales increase in the range of 4 to 6 percent.  Expected earnings per diluted share in the third quarter of fiscal 2012 were also reaffirmed in the range of $0.55 to $0.60.  In the third quarter of fiscal 2011, the Company earned $0.52 per diluted share.

About Shoe Carnival

Shoe Carnival, Inc. is one of the nation’s largest family footwear retailers, offering a broad assortment of moderately priced dress, casual and athletic footwear for men, women and children with emphasis on national and regional name brands.  As of today, the Company operates 347 stores in 32 states and Puerto Rico, and offers online shopping at www.shoecarnival.com.  Headquartered in Evansville, IN, Shoe Carnival trades on The NASDAQ Stock Market LLC under the symbol SCVL.  Shoe Carnival's press releases and annual report are available on the Company's website at www.shoecarnival.com.

Cautionary Statement Regarding Forward-Looking Information

This press release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that involve a number of risks and uncertainties.  A number of factors could cause our actual results, performance, achievements or industry results to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements.  These factors include, but are not limited to: general economic conditions in the areas of the continental United States and Puerto Rico in which our stores are located; the effects and duration of economic downturns and unemployment rates; changes in the overall retail environment and more specifically in the apparel and footwear retail sectors; our ability to generate increased sales at our stores; the potential impact of national and international security concerns on the retail environment; changes in our relationships with key suppliers; the impact of competition and pricing; changes in weather patterns, consumer buying trends and our ability to identify and respond to emerging fashion trends; the impact of disruptions in our distribution or information technology operations; the effectiveness of our inventory management; the impact of hurricanes or other natural disasters on our stores, as well as on consumer confidence and purchasing in general; risks associated with the seasonality of the retail industry; our ability to successfully execute our growth strategy, including the availability of desirable store locations at acceptable lease terms, our ability to open new stores in a timely and profitable manner, including our entry into major new markets, and the availability of sufficient funds to implement our growth plans; higher than anticipated costs associated with the closing of underperforming stores; our ability to successfully grow our e-commerce business; the inability of manufacturers to deliver products in a timely manner; changes in the political and economic environments in China, Brazil, Europe and East Asia, where the primary manufacturers of footwear are located; the impact of regulatory changes in the United States and the countries where our manufacturers are located; and the continued favorable trade relations between the United States and China and the other countries which are the major manufacturers of footwear.

In addition, these forward-looking statements necessarily depend upon assumptions, estimates and dates that may be incorrect or imprecise and involve known and unknown risks, uncertainties and other factors.  Accordingly, any forward-looking statements included in this press release do not purport to be predictions of future events or circumstances and may not be realized.  Forward-looking statements can be identified by, among other things, the use of forward-looking terms such as "believes," "expects," "may," "will," "should," "seeks," "pro forma," "anticipates," "intends" or the negative of any of these terms, or comparable terminology, or by discussions of strategy or intentions.  Given these uncertainties, we caution investors not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  We disclaim any obligation to update any of these factors or to publicly announce any revisions to the forward-looking statements contained in this press release to reflect future events or developments.